AIG STRATEGIC HEDGE FUND OF FUNDS

PURCHASE AGREEMENT

Purchase Agreement dated June 1, 2004 between AIG Strategic Hedge Fund of Funds, a Delaware statutory trust (the “Fund”), and AIG Global Asset Management Holdings Corp., a corporation organized under the laws of the State of New Jersey (“Purchaser”);

WHEREAS, the Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell, through private placement, shares of beneficial interests in the Fund (“Shares”) pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission.

NOW, THEREFORE, the Fund and Purchaser hereby agree as follows:

1.	The Fund offers to sell to Purchaser, and Purchaser agrees to purchase from the Fund, 10,000 Shares for an aggregate price of $100,000 on or before June 1, 2004.

2.	Purchaser represents and warrants to the Fund that Purchaser is not acquiring the Shares with a view toward resale or further distribution to third parties.

3.	Purchaser’s right under this Purchase Agreement to purchase the Shares is not assignable.

IN WITNESS WHEREOF, the Fund and Purchaser have caused their duly authorized officers to execute this Purchase Agreement as of the date above.

AIG Strategic Hedge Fund of Funds		AIG Global Asset Management Holdings Corp.

By:	/s/ Philip J. Dunne	By:	/s/ Steven Guterman
Name:	Philip J. Dunne	Name:	Steven Guterman
Title:	Treasurer and Principal Financial Officer	Title:	Senior Managing Director